Exhibit 99.1

Press Release

For more information contact: Media Relations: Judy DeRango Wicks Vice President Communications Fiserv, Inc. 678-375-1595 judy.wicks@fiserv.com	Investor Relations: Peter Holbrook Vice President Investor Relations Fiserv, Inc. 262-879-5055 peter.holbrook@fiserv.com

For Immediate Release

Fiserv Reports Third Quarter 2011 Results

Adjusted internal revenue growth of 2 percent;

Adjusted earnings per share increases 12 percent to $1.16;

Full year outlook affirmed and adjusted EPS guidance raised

Brookfield, Wis., November 1, 2011—Fiserv, Inc. (NASDAQ: FISV), a leading global provider of financial services technology solutions, today reported financial results for the third quarter of 2011.

GAAP revenue in the third quarter was $1.06 billion compared with $1.03 billion in the third quarter of 2010. Adjusted revenue increased 2 percent to $1.00 billion in the third quarter compared with $978 million in 2010. For the first nine months of 2011, total GAAP revenue was $3.18 billion compared with $3.06 billion in 2010, and total adjusted revenue increased 3 percent to $2.99 billion compared with $2.90 billion in 2010.

GAAP earnings per share from continuing operations for the quarter was $0.89, which included a loss from early debt extinguishment of $0.11 per share, compared with $0.89 in the third quarter of 2010. GAAP earnings per share from continuing operations for the first nine months of 2011 was $2.33, which included a loss from early debt extinguishment and severance expenses of $0.45 per share, compared with $2.54 in 2010.

Adjusted earnings per share from continuing operations in the quarter increased 12 percent to $1.16 compared with $1.04 in the comparable quarter of 2010. Adjusted earnings per share from continuing operations for the first nine months of 2011 grew 11 percent to $3.31 compared with $2.99 in 2010.

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“Revenue, earnings and sales results in the quarter were in line with our expectations and the stage is set for a strong finish to the year,” said Jeffery Yabuki, President and Chief Executive Officer of Fiserv. “Continuing traction with our new solutions should provide increased momentum entering 2012.”

Third Quarter 2011

•	Adjusted internal revenue growth for the quarter was 2 percent driven by Payments segment growth of 4 percent compared to the prior year.

•	Adjusted operating margin was 29.0 percent in the quarter, down 40 basis points compared with the prior year.

•	Adjusted earnings per share increased 12 percent to $1.16 in the quarter compared with $1.04 in the prior year period.

•	Net cash provided by operating activities increased to $681 million in the first nine months of 2011 compared with $654 million in the first nine months of 2010.

•	Free cash flow was $507 million in the first nine months of 2011 compared with $532 million in the first nine months of 2010, a decrease of 5 percent.

•	The company received a $54 million cash dividend in the quarter from StoneRiver Group, L.P., a company in which Fiserv owns a 49% interest.

•

On September 13, 2011, the company completed the acquisition of CashEdge Inc., a leading provider of consumer and business payments solutions such as account-to-account transfer, account opening and funding, data aggregation, small business invoicing and payments, and person-to-person payments.

•

The company has repurchased 7.8 million shares for a total of $475 million through September 30. The company had approximately 5.7 million shares remaining under its existing authorization at quarter-end.

•

The company expanded its payments footprint in the quarter by signing 114 electronic bill payment clients and 48 debit clients. The company has signed 321 bill payment clients and 142 debit clients through the first nine months of the year.

•

During the quarter, 105 clients committed to offer ZashPay®, the person-to-person payments service launched by Fiserv in mid-2010. Nearly 1,000 financial institutions have agreed to offer the service since inception.

•

On October 11, 2011, Rahul Gupta was named Group President leading the Digital Payment Solutions area. Formerly President of the Card Services Division, Gupta now will provide oversight for several of the company’s strategic payment platforms including electronic bill payment and presentment, biller solutions and card services.

•	Javelin Strategy & Research has named Fiserv the “Best in Class” mobile banking provider for the second year in a row in its “2011-2012 Mobile Banking Vendor Scorecard.”

•	A number of new and expanded client relationships occurred in the quarter including:

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•

Anchor Bank, headquartered in Aberdeen, Wash., with $489 million in assets, selected the Premier® account processing platform from Fiserv. The bank also selected CheckFree® RXP® and CheckFree Small Business for bill payment, Business Online™ and Retail Online™ for online banking, WireXchange®, and solutions for card services including the ACCEL/Exchange® PIN-debit network. The bank already utilizes Branch Source Capture™ and Merchant Source Capture™ for remote deposits, Prologue™ for financial management, EasyLender® and item processing services.

•

BMO Harris Bank, a Chicago-based financial institution that is a member of the BMO Financial Group and that has a retail deposit base of approximately $180 billion, selected Fiserv for ACH outsourcing solutions.

•

Bremer Financial Corporation, a privately held $7.9 billion regional financial services company headquartered in St. Paul, Minn., will upgrade its current Fiserv online banking platform to Corillian Online® and add CheckFree RXP from Fiserv for electronic bill delivery and payments. Bremer will leverage adoption marketing services from Fiserv to boost customer adoption and utilization of the new services. The company will also deploy Campaign Manager from Fiserv to enable targeted marketing campaigns via its online banking site.

•

Community Bank of Tri-County, located in Waldorf, Md. with $902 million in assets, selected Fiserv for a full banking solution based on the Precision® account processing platform. In addition, the bank selected a variety of other solutions to help streamline business processes and enhance productivity.

•

First Citizens Bank, a $21 billion wholly owned subsidiary of First Citizens BancShares, Inc. headquartered in Raleigh, N. C., will expand its use of the CheckFree RXP payment suite with the addition of same day payment capabilities along with account-to-account transfers and person-to-person payments. First Citizens will also add Financial Crime Risk Management capabilities from Fiserv for multi-payment type, cross-channel anti-money laundering detection and fraud mitigation.

•

FirstMerit Bank, a subsidiary of FirstMerit Corporation, a $14.7 billion diversified financial services company headquartered in Akron, Ohio, selected and implemented MobilitiTM from Fiserv. FirstMerit customers can access the new mobile banking service via an AndroidTM, iPhone® or BlackBerry® application, or via SMS (text messaging).

•

Opus Bank selected the Premier account processing platform from Fiserv. Headquartered in Irvine, Calif., with $2.1 billion in assets, the bank also selected CheckFree RXP for bill payment, Prologue for financial management, item processing, and solutions for card services including Financial Crime Risk Management, debit processing and the ACCEL/Exchange PIN-debit network.

•

Zions Bancorporation, a $51.9 billion financial services company that operates banking businesses in 10 western and southwestern states, selected Fiserv to support multi-channel digital payments for retail and business

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customers. The bank will add the CheckFree RXP suite for electronic bill delivery, payments and account-to-account transfers, and ZashPay for person-to-person payments. The bank will also add CheckFree Small Business for integrated electronic bill payment and invoicing, and will utilize FraudNet™ from Fiserv, an automated fraud detection system, to mitigate the risk of fraudulent transactions across these solutions. A former CheckFree RXP client, Zions is returning to the service after using a competing platform.

Outlook for 2011

Fiserv continues to expect 2011 adjusted internal revenue growth to be in a range of 2 to 4 percent. The company has raised its expectation for 2011 adjusted earnings per share from a range of $4.42 to $4.54 to a range of $4.54 to $4.60, which represents growth of 12 to 14 percent over $4.05 in 2010.

Earnings Conference Call

The company will discuss its third quarter 2011 results on a conference call and webcast at 4 p.m. CDT on Tuesday, November 1, 2011. To register for the event, go to www.fiserv.com and click on the Q3 Earnings Webcast icon. Supplemental materials will be available in the “Investor Relations” section of the website.

About Fiserv

Fiserv, Inc. (NASDAQ: FISV) is a leading global technology provider serving the financial services industry. Fiserv is driving innovation in payments, processing services, risk and compliance, customer and channel management, and business insights and optimization. For six of the past eight years, Fiserv ranked No. 1 on the FinTech 100, an annual international listing of the top technology providers to the financial services industry. For more information, visit www.fiserv.com.

Press Release

Use of Non-GAAP Financial Measures

We supplement our reporting of revenue, operating income, income from continuing operations and earnings per share information determined in accordance with GAAP by using “adjusted revenue,” “adjusted operating income,” “adjusted income from continuing operations,” “adjusted earnings per share,” “adjusted operating margin,” “free cash flow” and “adjusted internal revenue growth” in this earnings release. Management believes that adjustments for certain non-cash or other expenses and the exclusion of certain pass-through revenue and expenses enhance our shareholders’ ability to evaluate our performance because such items do not reflect how we manage our operations. Therefore, we exclude these items from GAAP revenue, operating income, income from continuing operations and earnings per share to calculate these non-GAAP measures.

Examples of non-cash or other items may include, but are not limited to, non-cash intangible asset amortization expense associated with acquisitions, severance costs, charges associated with early debt extinguishment, merger costs, certain integration expenses related to acquisitions and certain costs associated with the achievement of the company’s operational effectiveness objectives. We exclude these items to more clearly focus on the factors we believe are pertinent to the management of our operations, and we use this information to allocate resources to our various businesses.

Free cash flow and adjusted internal revenue growth are non-GAAP financial measures and are described on page 12. We believe free cash flow is useful to measure the funds generated in a given period that are available for strategic capital decisions. We believe adjusted internal revenue growth is useful because it presents revenue growth excluding all acquired revenue and postage reimbursements in our Output Solutions business. We believe this supplemental information enhances our shareholders’ ability to evaluate and understand our core business performance.

These non-GAAP measures should be considered in addition to, and not as a substitute for, revenue, operating income, income from continuing operations and earnings per share or any other amount determined in accordance with GAAP. These non-GAAP measures reflect management’s judgment of particular items and may not be comparable to similarly titled measures reported by other companies.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated adjusted earnings per share and adjusted internal revenue growth. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should” or words of similar meaning. Statements that describe the company’s future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that may affect the company’s results include, among others: the impact on the company’s business of the current state of the economy, including the risk of reduction in revenue resulting from decreased spending on the products and services that the company offers or from the elimination of existing or potential clients due to consolidation or financial failures in the financial services industry; legislative and regulatory actions in the United States, including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations, and internationally; the company’s ability to successfully integrate recent acquisitions into the company’s operations; changes in client demand for the company’s products or services; pricing or other actions by competitors; the impact of the company’s strategic initiatives; the company’s ability to comply with government regulations, including privacy regulations; and other factors included in the company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2010 and in other documents that the company files with the SEC. You should consider these factors carefully in evaluating forward-looking statements, and are cautioned not to place undue reliance on such statements. The company assumes no obligation to update any forward-looking statements, which speak only as of the date of this press release.

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Fiserv, Inc.

Condensed Consolidated Statements of Income

(In millions, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue
Processing and services	$882	$858	$2,628	$2,545
Product	181	167	548	510

Total revenue	1,063	1,025	3,176	3,055

Expenses
Cost of processing and services	490	461	1,443	1,380
Cost of product	141	128	436	393
Selling, general and administrative	189	185	582	542

Total expenses	820	774	2,461	2,315

Operating income	243	251	715	740
Interest expense—net	(45)	(49)	(138)	(140)
Loss on early debt extinguishment (1)	(24)	—	(85)	—

Income from continuing operations before income taxes and income from investment in unconsolidated affiliate	174	202	492	600
Income tax provision	(55)	(73)	(168)	(224)
Income from investment in unconsolidated affiliate	8	5	14	11

Income from continuing operations	127	134	338	387
Loss from discontinued operations	—	(2)	(9)	(7)

Net income	$127	$132	$329	$380

GAAP earnings (loss) per share—diluted:
Continuing operations	$0.89	$0.89	$2.33	$2.54
Discontinued operations	—	(0.02)	(0.07)	(0.05)

Total	$0.89	$0.87	$2.27	$2.49

Diluted shares used in computing earnings (loss) per share	142.6	150.9	144.8	152.4

(1)

In June 2011, the company issued $1.0 billion of senior notes in a public debt offering with a weighted average interest rate and term of 3.8% and 7 years, respectively, and used the proceeds to repurchase $1.0 billion of its 6.125% senior notes due in 2012. The premium paid on the early retirement of debt and other costs associated with the transactions resulted in pre-tax charges of $24 million ($0.11 per share after-tax) and $85 million ($0.37 per share after-tax) in the third quarter of 2011 and the first nine months of 2011, respectively.

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Fiserv, Inc.

Reconciliation of GAAP to Adjusted Income and

Earnings Per Share from Continuing Operations

(In millions, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
GAAP income from continuing operations	$127	$134	$338	$387
Adjustments:
Merger and integration costs	9	—	15	—
Severance costs	—	—	18	—
Amortization of acquisition-related intangible assets	38	37	115	110
Loss on early debt extinguishment (1)	24	—	85	—
Tax impact of adjustments	(26)	(14)	(85)	(42)
Tax benefit (2)	(3)	—	(3)	—
Gain on sale of business by unconsolidated affiliate (3)	(3)	—	(3)	—

Adjusted income from continuing operations	$166	$157	$480	$455

GAAP earnings per share—continuing operations	$0.89	$0.89	$2.33	$2.54
Adjustments—net of income taxes:
Merger and integration costs	0.04	—	0.07	—
Severance costs	—	—	0.08	—
Amortization of acquisition-related intangible assets	0.17	0.15	0.51	0.45
Loss on early debt extinguishment (1)	0.11	—	0.37	—
Tax benefit (2)	(0.02)	—	(0.02)	—
Gain on sale of business by unconsolidated affiliate (3)	(0.02)	—	(0.02)	—

Adjusted earnings per share	$1.16	$1.04	$3.31	$2.99

(1)	See footnote on page 7.

(2)	Adjustment for a GAAP income tax benefit recognized in the third quarter of 2011 in conjunction with the resolution of a purchase accounting income tax reserve.

(3)	Adjustment for the ratable share of a gain on sale of a business recognized by StoneRiver Group, L.P., in which Fiserv owns a 49% interest.

See page 5 for disclosures related to the use of non-GAAP financial information. Earnings per share is calculated using actual, unrounded amounts.

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Fiserv, Inc.

Financial Results by Segment

(In millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Total Company
Revenue	$1,063	$1,025	$3,176	$3,055
Output Solutions postage reimbursements	(61)	(47)	(189)	(153)

Adjusted revenue	$1,002	$978	$2,987	$2,902

Operating income	$243	$251	$715	$740
Merger and integration costs	9	—	15	—
Severance costs	—	—	18	—
Amortization of acquisition-related intangible assets	38	37	115	110

Adjusted operating income	$290	$288	$863	$850

Operating margin	22.9%	24.4%	22.5%	24.2%
Adjusted operating margin	29.0%	29.4%	28.9%	29.3%

Payments and Industry Products (“Payments”)
Revenue	$587	$548	$1,746	$1,627
Output Solutions postage reimbursements	(61)	(47)	(189)	(153)

Adjusted revenue	$526	$501	$1,557	$1,474

Operating income	$162	$159	$482	$458

Operating margin	27.6%	29.0%	27.6%	28.2%
Adjusted operating margin	30.8%	31.7%	30.9%	31.1%

Financial Institution Services (“Financial”)
Revenue	$487	$486	$1,464	$1,445

Operating income	$143	$143	$435	$430

Operating margin	29.4%	29.5%	29.7%	29.8%

Corporate and Other
Revenue	$(11)	$(9)	$(34)	$(17)

Operating loss	$(62)	$(51)	$(202)	$(148)
Merger and integration costs	9	—	15	—
Severance costs	—	—	18	—
Amortization of acquisition-related intangible assets	38	37	115	110

Adjusted operating loss	$(15)	$(14)	$(54)	$(38)

See page 5 for disclosures related to the use of non-GAAP financial information. Operating margin percentages are calculated using actual, unrounded amounts.

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Fiserv, Inc.

Condensed Consolidated Statements of Cash Flows—Continuing Operations

(In millions, unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities
Net income	$329	$380
Adjustment for discontinued operations	9	7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	144	142
Amortization of acquisition-related intangible assets	115	110
Share-based compensation	29	29
Deferred income taxes	36	21
Loss on early debt extinguishment	85	—
Dividend from unconsolidated affiliate	12	—
Settlement of interest rate hedge contracts	(6)	—
Other non-cash items	(23)	(18)
Changes in assets and liabilities, net of effects from acquisitions:
Trade accounts receivable	6	17
Prepaid expenses and other assets	(30)	(5)
Accounts payable and other liabilities	12	(22)
Deferred revenue	(37)	(7)

Net cash provided by operating activities	681	654

Cash flows from investing activities
Capital expenditures, including capitalization of software costs	(144)	(129)
Payments for acquisitions of businesses, net of cash acquired	(511)	(9)
Dividend from unconsolidated affiliate	42	—
Other investing activities	(4)	(4)

Net cash used in investing activities	(617)	(142)

Cash flows from financing activities
Proceeds from long-term debt	1,044	748
Repayments of long-term debt, including premium and costs	(1,080)	(682)
Proceeds from revolving credit facility, net	120	—
Issuance of common stock and treasury stock	63	41
Purchases of treasury stock	(484)	(254)
Other financing activities	(2)	(8)

Net cash used in financing activities	(339)	(155)

Change in cash and cash equivalents	(275)	357
Net cash flows from discontinued operations	(7)	23
Beginning balance	563	363

Ending balance	$281	$743

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Fiserv, Inc.

Condensed Consolidated Balance Sheets

(In millions, unaudited)

	September 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$281	$563
Trade accounts receivable—net	579	572
Deferred income taxes	47	37
Prepaid expenses and other current assets	304	245

Total current assets	1,211	1,417
Property and equipment—net	262	267
Intangible assets— net	1,950	1,879
Goodwill	4,709	4,377
Other long-term assets	319	341

Total assets	$8,451	$8,281

Liabilities and Shareholders’ Equity
Accounts payable and accrued expenses	$717	$537
Current maturities of long-term debt	4	3
Deferred revenue	321	351

Total current liabilities	1,042	891
Long-term debt	3,514	3,353
Deferred income taxes	644	627
Other long-term liabilities	99	181

Total liabilities	5,299	5,052
Shareholders’ equity	3,152	3,229

Total liabilities and shareholders’ equity	$8,451	$8,281

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Fiserv, Inc.

Selected Non-GAAP Financial Measures

(In millions, unaudited)

	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011
Adjusted Internal Revenue Growth (1)
Payments Segment	4%	5%
Financial Segment	—	1%

Total Company	2%	3%

(1)

Adjusted internal revenue growth is measured as the increase in adjusted revenue (see page 9), excluding all acquired revenue, for the current period divided by adjusted revenue from the prior year period. Acquired revenue was $5 million ($4 million in the Payments segment and $1 million in the Financial segment) for the three months ended September 30, 2011 and $12 million ($10 million in the Payments segment and $2 million in the Financial segment) for the nine months ended September 30, 2011.

	Nine Months Ended September 30,
	2011	2010
Free Cash Flow (2)
Net cash provided by operating activities	$681	$654
Dividend from unconsolidated affiliate (3)	42	—
Capital expenditures	(144)	(129)

Sub-total	579	525
Dividend from unconsolidated affiliate (3)	(54)	—
Other adjustments (4)	(18)	7

Free cash flow	$507	$532

(2)

Free cash flow is calculated as net cash provided by operating activities less capital expenditures, and excludes items which management believes may not be indicative of the future free cash flow of the company.

(3)

In the third quarter of 2011, the company received a $54 million cash dividend from StoneRiver Group, L.P., in which Fiserv owns a 49% interest. The portion of this dividend that represents a return on the company’s investment is $12 million and is reported in cash flows from operating activities. The remaining $42 million is reported in cash flows from investing activities. The entire $54 million dividend has been excluded from free cash flow.

(4)

Free cash flow excludes the net change in settlement assets and obligations and tax-effected severance, merger and integration payments. Free cash flow also excludes a $33 million cash tax benefit on early debt extinguishment in 2011 and payments for the settlement of interest rate hedge contracts.

See page 5 for disclosures related to the use of non-GAAP financial information.

FISV-E

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